Filed Pursuant to Rule 433
Registration No. 333-130569

FINAL TERM SHEET

Dated March 29, 2007

WAL-MART STORES, INC.

$500,000,000 5.000% Notes Due 2012

$1,000,000,000 5.375% Notes Due 2017

$750,000,000 5.875% Notes Due 2027

Name of Issuer:	Wal-Mart Stores, Inc.

Title of Securities:	5.000% Notes Due 2012 (“2012 Notes”)
5.375% Notes Due 2017 (“2017 Notes”)
5.875% Notes Due 2027 (“2027 Notes”)

Aggregate Principal Amount:	$500,000,000 (2012 Notes)
$1,000,000,000 (2017 Notes)
$750,000,000 (2027 Notes)

Issue Price (Price to Public):	99.646% of principal amount (2012 Notes)
99.626% of principal amount (2017 Notes)
99.813% of principal amount (2027 Notes)

Maturity:	April 5, 2012 (2012 Notes)
April 5, 2017 (2017 Notes)
April 5, 2027 (2027 Notes)

Coupon (Interest Rate):	5.000% (2012 Notes)
5.375% (2017 Notes)
5.875% (2027 Notes)

Benchmark Treasury:	U.S. Treasury due February 29, 2012 (2012 Notes)
U.S. Treasury due February 15, 2017 (2017 Notes)
U.S. Treasury due February 15, 2036 (2027 Notes)

Spread to Benchmark Treasury:	55 basis points (0.55%) (2012 Notes)
78 basis points (0.78%) (2017 Notes)
103 basis points (1.03%) (2027 Notes)
Benchmark Treasury Price and Yield:	100-13; 4.531% (2012 Notes)
99-27; 4.644% (2017 Notes)
94-13+; 4.861% (2027 Notes)

Yield to Maturity:	5.081% (2012 Notes)
5.424% (2017 Notes)
5.891% (2027 Notes)

Interest Payment Dates:	April 5 and October 5 of each year, beginning on October 5, 2007

Interest Payment Record Dates:	April 1 and October 1 of each year

Redemption Provisions:	No mandatory redemption provisions.

Wal-Mart may, at its option, redeem the Notes upon the occurrence of certain events relating to U.S. taxation.

Sinking Fund Provisions:	None

Legal Format:	SEC Registered

Net Proceeds to Wal-Mart (after underwriting discounts and commissions and before offering expenses):	$496,480,000 (2012 Notes)
$991,760,000 (2017 Notes)
$742,035,000 (2027 Notes)

Settlement Date:	T + 5; April 5, 2007

Booking-Running Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.

Selling Restrictions:	European Economic Area, United Kingdom, Hong Kong, Japan, Singapore

CUSIP:	931142 CF8 (2012 Notes)
931142 CG6 (2017 Notes)
931142 CH4 (2027 Notes)

ISIN:	US931142CF89 (2012 Notes)
US931142CG62 (2017 Notes)
US931142CH46 (2027 Notes)

Common Code:	029495467 (2012 Notes)
029495475 (2017 Notes)
029495505 (2027 Notes)

Ratings: Ratings for Wal-Mart’s long-term debt securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and Dominion, AA. Wal-Mart has applied for specific ratings for the Notes and expects that the ratings for the Notes will be the same as for Wal-Mart’s other long-term debt securities.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-130569).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free 1-800-503-4611, J.P. Morgan Securities Inc. collect 1-212-834-4533 or Lehman Brothers Inc. toll-free 1-888-603-5847.